SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2018

CLEARSIGN COMBUSTION CORPORATION

(Exact name of registrant as specified in Charter)

Washington	001-35521	26-2056298
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

12870 Interurban Avenue South

Seattle, Washington 98168

(Address of Principal Executive Offices)

206-673-4848

(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Agreement.

To the extent required by Item 1.01, the information included at Item 5.02 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Agreements with Stephen E. Pirnat

On October 1, 2018, we announced that Stephen E. Pirnat, our Chief Executive Officer and a director, intended to retire on December 31, 2018. On December 31, 2018, Mr. Pirnat retired from active service and resigned as our Chief Executive Officer and a director.

Also on December 31, 2018, we executed a Consulting Agreement and a Confidential Separation Agreement and General Release (“Release Agreement”) with Mr. Pirnat.

The Consulting Agreement has a term of two years, beginning on January 1, 2019 and ending on December 31, 2020. Pursuant to the Consulting Agreement, Mr. Pirnat agrees to provide services concerning the business and operations of the Company including, but not limited to, assistance with the transition of responsibilities to our new Chief Executive Officer and any other service previously performed by Mr. Pirnat during his tenure as the Company’s Chief Executive Officer, including any service that may relate to our reporting requirements under the Securities Exchange Act of 1934, as amended. We have agreed to pay Mr. Pirnat $1.00 for each day he provides services under the Consulting Agreement and to reimburse him for expenses incurred in providing the services.

In exchange for a full release of any and all claims relating to his employment that Mr. Pirnat may have against us, we have agreed to waive our right to repurchase 16,875 shares of common stock subject to an option that we issued to Mr. Pirnat on April 23, 2016 and we agreed to extend the term of all of the options held by Mr. Pirnat to December 31, 2020.

The above summaries are qualified in their entirety by reference to the Consulting Agreement, which is included as Exhibit 10.1, and the Release Agreement, which is included as Exhibit 10.2, to this Current Report on Form 8-K and both of which are incorporated by reference into this Item 5.02 in their entirety.

Appointment of Robert T. Hoffman Sr. as interim Chief Executive Officer

On January 1, 2019, Mr. Robert T. Hoffman Sr., Chairperson of our Board of Directors, was appointed as our interim Chief Executive Officer. Mr. Hoffman will not be compensated for his services as interim Chief Executive Officer. Mr. Hoffman, age 60, has been a member of our Board of Directors since July 20, 2018 and was appointed as the Chairperson on November 6, 2018. Mr. Hoffman is the Managing Director of Princeton Opportunity Management LLC, which he founded in February 2011. Mr. Hoffman is also the managing member of GPclirSPV LLC, which is the managing member of clirSPV LLC, our largest shareholder. Mr. Hoffman also served as the founder and managing partner of Candlewood Capital, a long/short fund which managed more than $1 billion in primarily institutional assets. He was also a Managing Director and Portfolio Manager for the Scudder Stevens and Clark Growth & Income (G&I) product, where he was responsible for all buy and sell decisions. During his tenure, G&I assets under his management expanded from approximately $1.75 billion to more than $25 billion. Mr. Hoffman was also nominated by two separate Governors to serve three terms as a member and Chairperson of the State of New Jersey Investment Council from 1990 to 2002.

There is no family relationship between Mr. Hoffman and our other directors and executive officers.

On July 20, 2018, clirSPV LLC purchased 5,213,543 shares of our common stock at a price of $2.25 per share. Other than this transaction, Mr. Hoffman has not entered into any transaction and has not currently proposed any transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement between ClearSign Combustion Corporation and Stephen E. Pirnat
10.2	Confidential Separation Agreement and General Release between ClearSign Combustion Corporation and Stephen E. Pirnat

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2019

CLEARSIGN COMBUSTION CORPORATION

By:	/s/ Brian Fike
Brian Fike
Interim Chief Financial Office

Exhibit Index

Exhibit No.	Description

10.1	Consulting Agreement between ClearSign Combustion Corporation and Stephen E. Pirnat
10.2	Confidential Separation Agreement and General Release between ClearSign Combustion Corporation and Stephen E. Pirnat